Exhibit (10)(o)(xi)

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), dated as of December 18, 2002, is made by and among POTLATCH CORPORATION, a Delaware corporation (the “Borrower”), the Subsidiary Guarantors party hereto, the several financial institutions party hereto, and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”). Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement described below.

RECITALS

A.    The Borrower, the Subsidiary Guarantors party thereto, the several financial institutions from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) and the Agent are parties to a Credit Agreement dated as of June 29, 2001 (as amended by that certain First Amendment to Credit Agreement dated as of August 27, 2001, that certain Second Amendment to Credit Agreement dated as of December 19, 2001, that certain Third Amendment to Credit Agreement and Waiver dated January 24, 2002, that certain consent letter dated March 19, 2002 (the “Cloquet Consent”), that certain Consent and Modification dated June 12, 2002 relating to the Cloquet Consent, that certain Fourth Amendment to Credit Agreement and Waiver dated as of July 16, 2002, that certain Fifth Amendment to Credit Agreement and Waiver dated as of September 9, 2002, that certain Consent and Modification relating to Euro Letters of Credit dated September 11, 2002 and that certain Consent and Modification relating to commercial Letters of Credit dated September 27, 2002 and as further amended, modified, restated and supplemented from time to time, the “Credit Agreement”).

B.    The Borrower has requested certain modifications to the Credit Agreement.

C.    Such modifications require the consent of the Required Lenders.

D.    The Borrower, the Subsidiary Guarantors, the Required Lenders and the Agent have agreed to deliver and execute this Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, from and after the Sixth Amendment Effective Date (as defined below), the Credit Agreement (together with the Schedules and Exhibits attached thereto) is hereby amended as follows:

(a)    Section 1.1 of the Credit Agreement is hereby amended by adding the following definition of “Interest Coverage Ratio” thereto in the appropriate alphabetical order:

“Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Consolidated EBITDDA for such period to (b) Consolidated Interest Expense for such period; provided, however, that (i) as of December 31, 2002, such ratio shall be calculated only for that fiscal quarter period, (ii) as of March 31, 2003, such ratio shall be calculated only for the two fiscal quarter period ending as of such date and (iii) as of June 30, 2003, such ratio shall be calculated only for the three fiscal quarter period ending as of such date.

(b)    Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Fixed Charge Coverage Ratio” in its entirety.

(c)    Section 2.1 (a) of the Credit Agreement is amended by deleting the phrase “TWO HUNDRED MILLION DOLLARS ($200,000,000)” and replacing it with “ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000).”

(d)    Section 2.2(a) of the Credit Agreement is amended be deleting the phrase “ONE HUNDRED FORTY MILLION DOLLARS ($140,000,000)” and replacing it with “SEVENTY MILLION DOLLARS ($70,000,000).”

(e)    Section 7.10(c) of the Credit Agreement is amended in its entirety to read as follows:

(c)    Interest Coverage Ratio.    The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties, shall be greater than or equal to:

Period	Ratio
October 1, 2002 through and including June 30, 2003	2.00 to 1.00
July 1, 2003 and thereafter	2.25 to 1.00

(f)    Section 7.10 of the Credit Agreement is hereby amended by inserting the following as a new last paragraph of such Section 7.10:

“For the purpose of calculating Consolidated Net Worth with respect to Sections 7.10(a) and (b) above for each fiscal year beginning with the 2002 fiscal year, such calculation shall exclude (i.e., there will be added back to Consolidated Net Worth) any year-end non-cash adjustment (on an after-tax basis) to shareholders’ equity to reflect any Additional Minimum Liability; provided, however, the aggregate incremental amount of all such charges added back to Consolidated Net Worth after the 2001 fiscal year (i.e. excluding any such charges for fiscal year 2001 and prior years) shall not exceed $50,000,000 on an after-tax basis. For purposes hereof, “Additional Minimum Liability” means, with respect to any Plan, the sum of the absolute values of (x) the unfunded accumulated benefit obligation existing as of the end of the most recently ended fiscal year, plus (y) the Borrower’s prepaid pension asset position existing as of the end of the most recently ended fiscal year.”

SECTION 2.    Conditions of Effectiveness. This Agreement shall become effective upon the date (the “Sixth Amendment Effective Date”) on which occurs satisfaction (or waiver) of each of the following conditions precedent:

(a)    This Agreement. The Agent shall have received a duly executed counterpart of this Agreement from (i) the Required Lenders and (ii) each Credit Party.

(b)    Amendment Fee.    The Agent, on behalf of each Lender who executes this Agreement, shall have received from the Borrower an amendment fee equal to 15.0 basis points multiplied by the aggregate Revolving Commitments, as reduced hereby, of the Consenting Lenders (as defined below), such fee being for the account of each such Consenting Lender pro rata according to such Lender’s Revolving Commitment; provided, however, that such fee shall be payable only to those Lenders (the “Consenting Lenders”) that shall have returned (including via telecopy) executed signature pages to this Agreement at or before 5:00 p.m. (New York time) on December 18, 2002, as directed by the Agent.

(c)    Costs, Expenses and Fees.    The Borrower shall have paid any and all out-of-pocket costs (to the extent invoiced) incurred by the Agent or the Arranger (including the reasonable fees and expense of the Agent’s legal counsel) and fees and other amounts payable to the Agent or the Arranger, in each case in connection with the arrangement, negotiation, execution and delivery of this Agreement.

(d)    Representations and Warranties; No Default.    As of the date hereof, after giving effect to the Agreement contemplated hereby:

(i)    the representations and warranties contained in Section 6 of the Credit Agreement shall be true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for those which expressly relate to an earlier date, which were true and correct as of the date made); and

(ii)    no Default or Event of Default shall have occurred and be continuing.

SECTION 3.    Representations and Warranties.    Each of the Borrower and the Subsidiary Guarantors hereby represents and warrants to the Lenders and the Agent that:

(a)    It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b)    This Agreement has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)    No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Agreement.

(d)    The representations and warranties of the Credit Parties set forth in Section 6 of the Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date, which are true and correct as of the date made).

(e)    Subsequent to the execution and delivery of this Agreement and after giving effect hereto, no Default or Event of Default exists under the Credit Agreement or any of the other Credit Documents.

(f)    All of the provisions of the Credit Documents, except as amended hereby, are in full force and effect.

(e)    After giving effect to this Agreement and the provisions hereof, the Agent continues to have a valid, perfected and first priority security interest in all remaining Collateral (other than the Land and Timber previously released pursuant to the terms of the Credit Agreement).

SECTION 4.    Miscellaneous.

(a)    Credit Agreement Otherwise Not Affected.    Except as expressly modified pursuant hereto, the Credit Agreement and the other Credit Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects. The Required Lenders’ and the Agent’s execution and delivery of, or acceptance of, this Agreement and any other documents and instruments in connection herewith shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

(b)    Acknowledgment of Subsidiary Guarantors.    The Subsidiary Guarantors acknowledge and consent to all of the terms and conditions of this Agreement and agree that this Agreement and any documents executed in connection herewith do not operate to reduce or discharge the Subsidiary Guarantors’ obligations under the Credit Agreement or the other Credit Documents.

(c)    No Reliance.    The Credit Parties hereby acknowledge and confirm to the Agent and the Lenders that they are executing this Agreement on the basis of their own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(d)    Costs and Expenses.    The Borrower agrees to pay to the Agent on demand its reasonable out-of-pocket costs and expenses, and the reasonable fees and disbursements of its counsel, in connection with the negotiation, preparation, execution and delivery of this Agreement and any other documents to be delivered in connection herewith.

(e)    Binding Effect.    This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Borrower, each Subsidiary Guarantor, the Agent and each Lender and their respective successors and assigns.

(f)    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(g)    Complete Agreement; Agreement.    This Agreement contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein. This Agreement supersedes all prior commitments, drafts, communications, discussion and understandings, oral or written, with respect thereto. This Agreement may not be modified, amended or otherwise altered except in accordance with the terms of Section 11.6 of the Credit Agreement.

(h)    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

(i)    Counterparts/Telecopy.    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.

(j)    Interpretation.    This Agreement is the result of negotiations between, and has been reviewed by counsel to, the Agent and the Credit Parties and are the product of all parties hereto. Accordingly, this Agreement shall not be construed against any of the Lenders or the Agent merely because of the Agent’s or any Lender’s involvement in the preparation thereof.

(k)    Credit Document.    This Agreement shall constitute a “Credit Document” under and for all purposes of the Credit Agreement and the other Credit Documents.

(l)    Reduction of Revolving Commitments.    The reduction of the aggregate Revolving Commitments effected pursuant to Section 1(c) of this Agreement shall be allocated pro rata among the Lenders such that the Lenders’ Revolving Commitments, shown on Schedule 2.1(a) of the Credit Agreement, are reduced ratably.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

BORROWER	POTLATCH CORPORATION

By:
Name:
Title:
SUBSIDIARY
GUARANTORS:
THE PRESCOTT AND NORTHWESTERN
RAILROAD COMPANY

By:
Name:
Title:

ST. MARIES RIVER
RAILROAD COMPANY

By:
Name:
Title:

WARREN AND SALINE RIVER
RAILROAD COMPANY

By:
Name:
Title:

DULUTH & NORTHEASTERN
RAILROAD COMPANY

By:
Name:
Title: